Exhibit 10.1

AGREEMENT FOR THE MUTUAL EXCHANGE OF CONFIDENTIAL INFORMATION

This Agreement is entered into effective this 16 day of February 2009 ("Effective Date") between Baker Hughes Oilfield Operations, Inc., a California corporation, by and through its Baker Oil Tools Division, having a mailing address of 9100 Emmott Road, Houston, TX 77040 ("Baker"); and Technical Industries, Inc., a corporation having a mailing address of P.O. Box 52523, Lafayette, LA 70505 ("Technical Industries"). Each party may also be referred to herein as "Disclosing Party" or "Receiving Party" as appropriate.

WHEREAS, each party is interested in disclosing certain of its confidential and proprietary information related to that party's "Technology" as defined herein, for the "Purpose(s)" stated herein; and each party desires to keep secret and proprietary to itself the content of such disclosure; and

WHEREAS, each party desires to receive the other party's confidential and proprietary information to review and evaluate the entering into a business arrangement involving the inspecting of certain downhole equipment.

NOW, THEREFORE, for and in consideration of the disclosure to each party of the confidential and proprietary information of the other party, the sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1. While the amount of Confidential Information to be disclosed is completely within the discretion of Disclosing Party, all disclosures hereunder shall be completed no later than six (6) months following the Effective Date hereof unless an extension of this period is agreed to by the parties in writing.

2. The 'Technology" of each party shall be defined as follows: (a) "Baker" Technology shall include: certain specifications pertaining to carbon steel solid expandables for ensuring reliability, and expansion testing techniques to validate said specifications, excluding certain calibration standards developed jointly by Baker and Technical Industries; and (b) " Technical Industries" Technology shall include: certain ultrasonic inspection techniques for equipment set up and calibration, and inspection techniques for inspection of tubulars, including. transducer designs, layouts, or sketches developed solely by Technical Industries.

3. The Disclosing Party shall make disclosure of proprietary and confidential information ("Confidential Information") in a manner permitting the most appropriate and certain communication, i.e., orally, electronically, in writing, or partly orally and in writing. "Confidential Information" shall mean any and all data and information contained in any tangible medium of expression as provided by one party ("Disclosing Party") to the other party ("Receiving Party") pursuant to this Agreement relating to the Technology of each party, and shall include but not be limited to ideas, concepts, development plans for new or improved products or processes, data, formulae, techniques, designs, sketches, know-how, photographs, plans, drawings, specifications, samples, test specimens, reports, customer lists, price lists, findings, studies, computer programs and technical documentation, trade secrets, diagrams, or inventions, and all other relevant information pertaining thereto and which is prominently marked as "Proprietary" or "Confidential." In the case of any item of information that cannot be so marked, such as visual or oral information, such item of information shall be considered Confidential Information if identified as "confidential" before the disclosure thereof to the Receiving Party and subsequently reduced to writing by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of such disclosure. Upon request of the Disclosing Party, the Receiving Party agrees to (a) return all Confidential Information to the Disclosing Party, or (b) destroy all such Confidential Information and certify such destruction to the Disclosing by an appropriate officer of the Receiving Party.

4. The Receiving Party hereby covenants and agrees that it (a) will not knowingly (either directly or indirectly) reveal or disclose Confidential Information or the fact that the parties have entered into this Agreement, to any other person, partnership, association, or corporation; (b) will treat all such Confidential Information received from the Disclosing Party as a trade secret confidential and proprietary in nature to the Disclosing Party; and (c) will safeguard the secrecy of such Confidential Information by following procedures at least as stringent as those used in safeguarding its own valuable confidential information and trade secrets. Neither party shall be liable in damages for any inadvertent disclosure of Confidential Information where at least a reasonable degree of care has been exercised, provided that upon discovery of such inadvertent disclosure it shall have endeavored to correct the effects thereof and to prevent any further inadvertent disclosure.

5. The Receiving Party covenants and agrees not to use, sell, lease, license or otherwise commercially use Confidential Information or distribute information regarding the relationship of the parties, either directly or indirectly, unless express, prior written authorization is obtained from the Disclosing Party signed by an appropriate officer.

6. To maintain the confidentiality attaching to Confidential Information, the Receiving Party shall (a) limit disclosure of Confidential Information only to those of its employees (i) who have a reasonable need to know and use such Confidential Information in furtherance of this Agreement; (ii) who have been informed of the confidential nature of the Confidential Information of the Disclosing Party and of the obligations of the Receiving Party in respect thereof; and (iii) who have executed agreements with the Receiving Party obligating such employees to maintain the confidentiality of the Confidential Information at least to the extent required by this Agreement; (b) not make copies of Confidential Information without the prior written approval of the Disclosing Party, except to the extent necessary to carry out the Purpose(s) specified in this Agreement; (c) not use,. reproduce, transform or store any Confidential Information in an externally accessible computer or electronic information retrieval system transmitted in any form or by any means whatsoever outside of its usual place of business; (d) not permit or allow the Confidential Information to be used or accessed by or otherwise made available to any consultant or contractor of the Receiving Party without the prior written permission of the Disclosing Party; and (e) not make any changes, modifications or enhancements to the Confidential Information, or to create any derivative work from such Confidential Information.

7. Nothing hereinabove contained shall deprive the Receiving Party of the right to use or disclose any information (a) which is, at the time of disclosure, known to the trade or the public; (b) which becomes at a date later than the time of disclosure known to the trade or the public through no fault of the Receiving Party; (c) which is possessed by the Receiving Party, as evidenced by the Receiving Party's written records, before receipt thereof from the Disclosing Party; (d) which is disclosed to the Receiving Party in good faith by a third party who has an independent right to such information; (e) which is independently developed by or for the Receiving Party without access to the information received from the Disclosing Party, as evidenced by the Receiving Party's written records; or (f) which is required to be disclosed by the Receiving Party pursuant to an order of a court of competent jurisdiction or other governmental agency having the power to order such disclosure, provided the Receiving Party uses its best efforts to provide timely notice to the Disclosing Party of such order in order to permit the Disclosing Party an opportunity to contest such order. Notwithstanding anything contained herein to the contrary, each of the Parties (and each employee, representative, or other agent of a Party) may disclose to any and all persons, without limitation of any kind, the "tax treatment" and "tax structure" of the transaction (as such terms are defined in Treasury Regulation Section 1.6011-4(c) (8) and (9), respectively) and all materials of any kind (including opinions or other tax analyses) that are provided to the Party related to such tax treatment and tax structure.

8. Nothing hereinabove shall be construed as granting or implying any right or license under any Letters Patent or any right to use any invention covered thereby. Nothing hereinabove shall be construed as granting or implying any right or duty to purchase any material, process or service. The obligations incurred in paragraphs 4, 5 and 6 shall terminate five (5) years after the Effective Date.

9. The Receiving Party understands and agrees that the Disclosing Party is entitled, in the event of any breach of this Agreement, to obtain a restraining order and/or injunction from any competent court of equity to enjoin and restrain the Receiving Party and its employees or agents from any disclosure of Proprietary Information of the Disclosing Party. Such equitable remedies shall be in addition to and not in lieu of any damages to which the Disclosing Party may be entitled by law.

10. In the event of any dispute, claim, question, or disagreement (the "dispute") arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute by normal business discussions. Should such discussions fail to resolve the dispute, any party may give the other a written notice of any remaining dispute. The parties shall continue to negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 30 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences (including issues relating to the formation of the agreement and the validity of this arbitration clause) shall be finally settled by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with the provisions of its Commercial Arbitration Rules, as well as the Federal Rules of Civil Procedure and the Federal Rules of Evidence, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

The arbitration Panel shall consist of a single arbitrator, unless otherwise agreed to by the parties. The place of arbitration shall be Houston, Texas. If the parties are not able to decide upon a neutral third party arbitrator within thirty (30) days of the request for arbitration, then the AAA shall select an arbitrator having at least twenty (20) years of experience in intellectual property matters. All proceedings will be conducted in English. The parties agree to hold the entirety of the arbitration proceedings, including knowledge of the existence of any dispute or controversy, completely confidential except for such disclosures as might be required by law. This arbitration agreement does not limit or affect the right of either Party to seek from any court having jurisdiction any interim, interlocutory, or provisional relief that is necessary to protect the rights or property of that party. Alternatively, either Party may apply to the AAA pursuant to the AAA Optional Rules for Emergency Measures seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. This arbitration agreement does not limit or affect the right of either Party to seek from any court having jurisdiction any interim, interlocutory, or provisional relief that is necessary to protect the rights or property of that party. Alternatively, either Party may apply to the AAA pursuant to the AAA Optional Rules for Emergency Measures seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

11. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and can only be amended or modified by an amendment in writing signed by both parties. Failure of either party to seek a remedy for the breach of this Agreement by the other shall not constitute a waiver of the right of such party with respect to the same or any subsequent breach by the other party. If any provisions of this Agreement shall be held unenforceable, such holding shall not affect the enforceability of any other provisions of this Agreement. This Agreement is entered into in contemplation of and shall be construed in accordance with the laws of the State of Louisiana, excluding its conflicts of law and choice of law statutes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

Baker Hughes Oilfield Operations, Inc. through its Baker Oil Tools Division ("Baker")	Technical Industries Inc. ("Technical Industries")

/s/: A. Brent Emerson	/s/: Shawn p. Benoit
(Signature)	(Signature)

Name: A. Brent Emerson	Name: Shawn p. Benoit
(Type or Print)	(Type or Print)

Title: Director	Title: Adminstrator

Date: 3/4/09	Date: